April 27, 2018

Mr. Frank Martire

Dear Frank,

We are pleased to present you with this offer of employment at NCR. On behalf of NCR and our Board of Directors, we look forward to you joining us.

Employer (Legal Entity):

NCR Corporation (“NCR” or the “Company”)

Position; Reporting; Board Service:

Executive Chairman of the Board of Directors of NCR, reporting to the Board of Directors of NCR. Upon joining NCR you will be appointed as a member of the Board of Directors of NCR. You agree to devote not less than 60% of your attention and time during normal business hours to the business and affairs of NCR.

Start Date:

Your employment with NCR will commence on May 31, 2018.

Base Salary:

For so long as you serve as Executive Chairman, your annual base salary will be not less than US$750,000 commencing on your start date. We operate our payroll on a bi-weekly pay schedule where you will be paid two weeks’ salary five days following the close of each pay cycle. Your annual base salary will be reviewed from time to time by the Board of Directors to determine appropriate increases, if any.

Management Incentive Plan:

For so long as you serve as Executive Chairman, you will participate in NCR’s Management Incentive Plan (“MIP”), subject to the terms of the MIP. The MIP is an annual bonus program with a payout that varies based on NCR’s results, your organization’s results, and your individual performance; it is payable in the first calendar quarter following the plan year.

For so long as you serve as Executive Chairman, your MIP target incentive opportunity will be not less than 150% of your annual base salary (with a maximum potential payout equal to 2 times your target incentive opportunity), where the payout will be based on performance goals established by the Compensation and Human Resources Committee (the “Committee”) of the NCR Board of Directors. Your MIP payout for the 2018 plan year will be no less than target, subject to pro-ration for the short service year, and will be payable to you in March 2019. Please note that the MIP guidelines are subject to change from time to time, which will be determined at the discretion of the Committee. You must be employed by NCR at the time of payment in order to be eligible to receive any bonus or incentive payout from NCR.

Long Term Incentive (“LTI”) Equity Awards:

Subject to your acceptance of this offer by execution of this letter agreement, the Committee will grant to you the following equity awards effective June 1, 2018:

•
an option to purchase NCR shares with a grant date value equal to US$1,500,000, vesting in equal annual installments over four years (subject to your employment with, or service as a director of, NCR through the applicable vesting date), having a seven-year term and a strike price equal to the closing price of NCR shares on the grant date, and such other terms as set forth in NCR’s form of option award agreement (“Sign-On Option”);

•
an option to purchase NCR shares with a grant date value equal to US$2,250,000, vesting in equal annual installments over four years (subject to your employment with, or service as a director of, NCR through the applicable vesting date), having a seven-year term and a strike price equal to the closing price of NCR shares on the grant date, and such other terms as set forth in NCR’s form of option award agreement (“2018 Option”); and

•
restricted stock units corresponding to NCR shares with a grant date value equal to US$2,250,000, vesting in equal installments over three years, subject to your employment with, or service as a director of, NCR through the applicable vesting dates and such other terms as set forth in NCR’s form of restricted stock unit award agreement (“2018 RSU”).

You must electronically accept the award agreement associated with the award in order to be eligible to receive its benefits. Upon a termination of employment or service without Cause or for Good

Reason (each as defined below), (x) the unvested portion of each of the Sign-On Option, the 2018 Option and the 2018 RSU immediately shall vest and (y) the Sign-On Option and the 2018 Option will remain exercisable until the earlier of the first anniversary of the date that your employment terminates and the option expiration date. Solely for purposes of the immediately preceding sentence:

•
“Cause” means (1) your conviction for committing a felony under U.S. federal law or the law of the state or country in which such action occurred, (2) your willful and continued failure to perform substantially your duties with NCR or any of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) for a period of at least thirty (30) days after a written demand for substantial performance is delivered to you by the NCR Board of Directors, specifically identifying the manner in which the NCR Board of Directors believes that you have not substantially performed your duties; (3) your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to NCR or (4) your material violation of NCR’s Code of Conduct. For purposes of this provision, no act or failure to act, on your part, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

•
“Good Reason” means any of the following events without your prior written consent: (1) the assignment to you of any duties inconsistent in any respect with your position (including offices, titles and reporting requirements), authority, duties or responsibilities or any other diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by NCR promptly after receipt of notice thereof given by you; (2) the NCR Board of Directors fails to nominate you for reelection to the NCR Board of Directors (other than as a result of your prior death, disability, termination for Cause or voluntary termination without Good Reason) or (3) a material breach of this letter agreement or the grant agreements with respect to the Sign-On Option, the 2018 Option or the 2018 RSU; provided, however, that following May 31, 2020 you shall not have the right to terminate your employment or service for Good Reason pursuant to clause (1) (I) as a result of your ceasing to serve as Executive Chairman of the Board of Directors of NCR so long as you continue to serve as Chairman of the Board of Directors of NCR or (II) as a result of your ceasing to serve as Chairman of the Board of NCR so long as you continue to serve as a director of NCR and provided further that your termination of employment shall not be deemed to be for Good Reason unless (x) you have notified NCR in writing describing the occurrence of one or more Good Reason events within ninety (90) days of such occurrence, (y) NCR fails to cure such Good Reason event within thirty (30) days after its receipt of such written notice and (z) the termination of employment occurs within 180 days after the occurrence of the applicable Good Reason event.

Effective for 2019 and beyond, for so long as you serve as Executive Chairman, you will also be eligible to participate in NCR’s Annual LTI Equity Award Program that typically occurs in February each year with a minimum grant date value in each of 2019 and 2020 of $4,500,000 comprised of awards of the same type and in the same proportion as are awarded to other senior executives of NCR; provided, however, that in the event that you satisfy the performance goal set forth in Appendix A to this Agreement, the minimum grant date value of your 2019 annual equity award will be $6,000,000.

You must be a current employee of NCR on the applicable grant date in order to be eligible to receive any NCR LTI equity award. Other award terms are set forth in the plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefits.

Special Incentive Awards

For so long as you serve as Executive Chairman, the NCR Board of Directors will consider one time incentive grants for special initiatives; e.g., a synergy bonus plan for acquisitions, under appropriate circumstances.

Executive Severance Benefits:

Until the 2020 Annual Meeting of NCR Stockholders, you will participate in NCR’s Executive Severance Plan and Change-in-Control Severance Plan (together, the “Severance Plans”) with a “Tier I” benefit level in accordance with their applicable terms; provided, however, that for purposes of the Executive Severance Plan, “Cash Severance” shall equal the sum of 1.5 times your base salary plus your target bonus. For the avoidance of doubt, following the 2020 Annual Meeting of Stockholders, you will no longer participate in the Severance Plans and will cease to have rights thereunder.

Employee Benefits:

For so long as you serve as Executive Chairman, you will be eligible for employee benefits on the terms generally provided by NCR to its senior executives from time to time, including NCR’s annual Executive Medical Exam Program and annual Executive Financial Planning Program. Each of these programs is subject to amendment or termination by the Committee. For so long as you serve as Executive Chairman, you will have access to NCR’s planes for business use and for up to 100 hours of personal use per year. In the event NCR sells its aircraft, for so long as you serve as Executive Chairman, you will have access to private air travel through Net Jets or equivalent.

Vacation/Holidays:

For so long as you serve as Executive Chairman, you will be entitled to receive paid vacation days and holidays in accordance with NCR’s standard vacation policy. Eligible vacation is based on grade level or years of NCR service, whichever provides the greater benefit.

Legal Expenses:

The Company will reimburse you for up to US$10,000 of reasonable, documented legal fees you incur in connection with your review and acceptance of the Company’s terms and conditions of employment.

Other Terms and Conditions of Employment:

Your offer of employment described in this letter agreement is contingent upon your acceptance of the terms and conditions of employment outlined in this letter agreement (and Appendix B), and your passing of a drug screen and background check. In addition, this offer is contingent upon your agreement to certain restrictive covenants concerning non-competition, non-customer-solicitation and non-recruitment/hiring, where such provisions are enforceable by law. These covenants are set out in the NCR Corporation Employment Terms & Conditions included in your offer package, which you must also sign.

This letter agreement supersedes and completely replaces any prior oral or written communication concerning the subject matters addressed in this letter. This letter agreement should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

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Frank, we are very excited about the contributions, experience and knowledge you can bring to NCR.

Sincerely,

NCR Corporation

By: /s/ Edward Gallagher
Name: Edward Gallagher
Title: SVP, General Counsel
and Secretary

Accepting this Offer of Employment:

By accepting and signing NCR’s offer of employment you certify to NCR that you are not subject to a non-competition agreement with any company or to any other post-employment restrictive covenants that would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR’s strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by NCR.

You further acknowledge that this letter agreement, Appendix B and the NCR Corporation Employment Terms & Conditions reflect the general description of the terms and conditions of your employment with NCR. The employment relationship with NCR is by mutual consent (“Employment at Will”). This means either you or NCR have the right to discontinue the employment relationship with or without cause at any time and for any reason.

You acknowledge that you have read the foregoing information relative to NCR’s conditions of employment and understand that your employment offer is conditioned upon their satisfaction.

Acknowledged and Agreed:

Frank Martire
/s/ Frank R. Martire	Date: 4/27/18